SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2007

STEN CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-18785	41-1391803
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer (ID Number)

10275 Wayzata Blvd.  Suite 310, Minnetonka, Minnesota 55305

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (952) 545-2776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1, 2, 4 through 9 are not applicable and therefore omitted.

Item 3.02

Unregistered Sales of Equity Securities

Effective November 6, 2007, STEN Corporation (the “Company”) sold 100,000 shares of its common stock at $2.50 per share to one investor for gross proceeds of $250,000.  The issuance was a transaction not registered under the Securities Act of 1933, as amended.  The investor is not affiliated with the Company.  The shares were issued pursuant to a form of subscription agreement with the purchase price per share determined by the Company.  The subscription agreements contain customary representations and warranties, covenants and closing provisions, including representations relating to exemptions from registration under the Securities Act of 1933, as amended, and state securities laws with respect to these sales of securities by the Company.  Other than agreements with respect to the sale of the common stock as reflected in the subscription agreements, there are no other agreements between the Company and the investor.

Based on the manner of sale and representations of the investor, who is accredited, the Company believes that pursuant to Regulation D, this issuance was part of a private placement not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, and was, therefore, exempt from the registration requirements thereof.

As previously reported, effective October 30, 2007, the Company sold 210,000 shares of its common stock for an aggregate gross proceeds of $525,000, which issuances were part of the private placement reported by this Form 8-K.  The aggregate of 310,000 shares were sold to a total of eight investors for aggregate gross proceeds of $775,000.  With the sale of the 310,000 shares on October 30, 2007 and November 6, 2007, this private placement has been terminated.

As of November 7, 2007, the Company has 2,300,957 shares issued and outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 7, 2007	STEN CORPORATION
By: /s/ Kenneth W. Brimmer
Kenneth W. Brimmer
Chief Executive Officer